Exhibit 99.1

FOR INFORMATION CONTACT:
Elisha Finney (650) 424-6803
elisha.finney@varian.com

Spencer Sias (650) 424-5782
spencer.sias@varian.com

VARIAN MEDICAL SYSTEMS REPORTS THIRD QUARTER GROWTH IN EARNINGS, SALES, NET ORDERS, AND BACKLOG FOR FISCAL 2003

Net earnings grow 41 percent to $32 million for third quarter; sales rise 23 percent; net orders climb 14 percent; backlog climbs 18 percent to $789 million

     Palo Alto, Calif. – July 24, 2003 – Varian Medical Systems (NYSE:VAR) today reported net earnings of $32 million ($0.45 per diluted share) for the third quarter of fiscal 2003 versus net earnings of $23 million ($0.32 per diluted share) in the year-ago quarter. Sales for the quarter totaled $265 million, up 23 percent from the same period of the last fiscal year. Net orders for the quarter were $285 million, up 14 percent from the prior-year period. At quarter’s end, the backlog for the company stood at $789 million, up 18 percent from the same time last year.

     “The company is reporting another outstanding quarter as we continued to grow all of our businesses at a healthy pace,” said Richard M. Levy, chairman and CEO of Varian Medical Systems. “Sales grew in double digits across all business segments and there was promising progress during the quarter among our emerging product lines, including our security and inspection and brachytherapy systems.

     “For four consecutive quarters, we have grown net earnings by more than 40 percent from the prior-year quarter and generated more than $40 million in operating cash flow. Meanwhile, we continued to strengthen our balance sheet, ending the third quarter with $373 million in cash and marketable securities,” said Levy.

Oncology Systems

     Oncology Systems’ sales of Clinac® accelerators as well as accessories, software, and services for radiation therapy totaled $218 million for the quarter, up 25 percent from the prior-year period. Third-quarter net orders in the Oncology Systems business totaled $242 million, up 18 percent from the prior-year period with especially strong performance in Europe.

     “We received orders during the quarter for two or more medical linear accelerators from nine North American facilities, including the recently announced order

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VARIAN MEDICAL SYSTEMS REPORTS THIRD QUARTER GROWTH
IN EARNINGS, SALES, NET ORDERS, AND BACKLOG FOR FISCAL 2003

from M.D. Anderson Cancer Center in Houston,” Levy said. Another 72 hospitals and clinics began treating their patients with SmartBeam™ IMRT during the quarter, bringing the total to 364 sites. “IMRT is well on its way to becoming the standard of care for certain cancers,” said Levy.

     The Oncology Systems business also experienced a significant increase in orders for products used in Image-Guided Radiotherapy (IGRT), which will add another level of precision to radiotherapy. These products include the Acuity™ treatment planning and simulation system, the PortalVision™ imager for QA, the RPM™ respiratory gating system, and patient positioning devices.

     The Oncology Systems’ security and inspection group generated third-quarter orders from four manufacturers for a total of 15 Linatron™ accelerators for cargo screening systems that will be installed in several regions of the world, including the U.S. “As has been demonstrated with more than 60 existing Linatron installations, the linear accelerator is a reliable high-resolution imaging device for rapid and thorough inspection of incoming cargo containers,” said Levy. “We continue to hope for more rapid adoption of this technology, particularly in the U.S.”

X-ray Products

     Sales in the X-Ray Products business, including tubes and amorphous silicon flat-panel digital imagers, were $37 million for the quarter, up 11 percent from the year-ago quarter. Operating margins improved substantially in the X-Ray Products business during the quarter as a result of higher volumes and productivity initiatives. “The success of more than 40 ongoing Six Sigma programs in this business contributed to this margin improvement,” Levy said.

Other

     The company’s Ginzton Technology Center for internal and contract research and the company’s BrachyTherapy business, reported combined third quarter sales of $9 million, up $2 million from the year-ago quarter. Combined net orders for these operations were $9 million for the quarter, up $3 million from the prior-year period, including added business from the acquisition of the GammaMed brachytherapy product line late last fiscal year.

Outlook

     “Our stronger than expected third quarter results have led us to increase our revenue and earnings estimates for fiscal year 2003,” said Levy. “We believe that sales for fiscal year 2003 will rise over fiscal 2002 totals by about 18 percent. We are positioned to grow earnings per share for fiscal 2003 by nearly 35 percent above our fiscal 2002 earnings

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VARIAN MEDICAL SYSTEMS REPORTS THIRD QUARTER GROWTH
IN EARNINGS, SALES, NET ORDERS, AND BACKLOG FOR FISCAL 2003

of $1.33 per diluted share.”

     “For fiscal 2004, at this early date we expect that with a healthy backlog and a return to slower, more normal growth rates for our X-Ray Products business, total company sales will increase in the low double digits over the fiscal 2003 total,” said Levy. “Earnings per diluted share for fiscal 2004 should rise in the high teens over the fiscal 2003 total.”

Investor Conference Call

     Varian Medical Systems is scheduled to conduct its fiscal 2003 third quarter conference call at 2 p.m. PDT today. To hear a live webcast or replay of the call, visit the investor relations page on the company’s web site at www.varian.com. To access the call, dial 1-888-396-2298 from inside the U.S. or 1-617-847-8708 from outside the U.S. and enter confirmation code 56714100. The replay can be accessed by dialing 888-286-8010 from inside the U.S or 1-617-801-6888 from outside the U.S. and entering confirmation code 36408870. The telephone replay will be available through 5 p.m. PDT, July 25.

Forward Looking Statements

Except for historical information, this news release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements concerning industry outlook, including market acceptance of or transition to new products or technology such as IMRT or IGRT; growth drivers; our orders, sales, backlog, or earnings growth; future financial results and any statements using the terms “expect,” “should,” “will,” “believe,” “estimates,” “hope,” or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results to differ materially from those anticipated. Such risks and uncertainties include demand for our products; our ability to develop and commercialize new products; the impact of competitive products and pricing; the effect of economic conditions and currency exchange rates; our ability to maintain or increase operating margins; our ability to meet demand for manufacturing capacity; the effect of environmental claims and expenses; our ability to protect our intellectual property; our reliance on sole or limited-source suppliers; the effect of a recurrence of Severe Acute Respiratory Syndrome (SARS) on travel and business activity; the impact of changing levels of sales to sole purchasers of certain X-ray tube products; the impact of managed care initiatives or other health care reforms on capital expenditures and/or third-party reimbursement levels; our ability to meet FDA and other regulatory requirements or product clearances; the potential loss of key distributors; consolidation in the X-ray tubes market; the possibility that material product liability claims could harm future sales or require us to pay uninsured claims; the effect of changes in accounting principles; the risk of operations interruptions due to events beyond our control; and the other risks listed from time to time in our filings with the Securities and Exchange Commission. We assume no obligation to update or revise the forward-looking statements in this release because of new information, future events, or otherwise.

Varian Medical Systems, Inc., (NYSE:VAR) of Palo Alto, California is the world’s leading manufacturer of integrated cancer therapy systems, which are used to treat thousands of patients per day. The company is also a premier supplier of X-ray tubes and flat-panel digital subsystems for imaging in medical, scientific, and industrial applications. Varian Medical Systems employs approximately 2,900 people who are located at manufacturing sites in North America and Europe and in its 40 sales and support offices around the world. In its most recent fiscal year ended September, 27, 2002, Varian Medical Systems reported sales of $873 million. Additional information is available on the company’s investor relations web site at www.varian.com

A summary of income and other financial information follows:

VARIAN MEDICAL SYSTEMS REPORTS THIRD QUARTER GROWTH
IN EARNINGS, SALES, NET ORDERS, AND BACKLOG FOR FISCAL 2003

Varian Medical Systems, Inc. and Subsidiary Companies
Consolidated Statements of Earnings
(Dollars and shares in millions, except per share amounts)
(Unaudited)

	Q3 QTR	Q3 QTR	Q3 YTD	Q3 YTD
	2003	2002	2003	2002

Net orders	$284.7	250.0	829.4	680.2
Oncology Systems	242.0	205.3	694.5	575.4
X-Ray Products	34.0	39.5	111.6	89.4
Ginzton Technology Center	8.7	5.2	23.3	15.4
Order backlog	$789.3	666.2	789.3	666.2
Sales	$265.4	216.0	738.3	611.7
Oncology Systems	218.4	174.9	598.8	506.5
X-Ray Products	37.5	33.6	115.7	86.1
Ginzton Technology Center	9.5	7.5	23.8	19.1
Gross margin	105.1	84.0	291.2	231.6
As a percent of sales	39.6%	38.8%	39.4%	37.9%
Operating expenses
Research and development	15.9	12.2	42.5	35.3
Selling, general and administrative	41.6	36.9	116.9	103.5
Operating earnings	47.6	34.9	131.8	92.8
As a percent of sales	17.9%	16.1%	17.8%	15.2%
Interest income, net	(1.3)	(0.3)	(2.6)	(0.6)
Earnings before taxes	48.9	35.2	134.4	93.4
Taxes on earnings	16.8	12.4	47.1	33.6
Net earnings(1)	$32.1	22.8	87.3	59.8

Net earnings per share – basic: (1)	$0.47	0.34	1.28	0.88
Net earnings per share – diluted:(1)	$0.45	0.32	1.23	0.85
Shares used in the calculation of net earnings per share:
Average shares outstanding — basic	68.2	67.9	68.0	67.6
Average shares outstanding — diluted	71.2	70.9	71.1	70.2

(1)	Note: If the Company had elected to recognize stock compensation costs based on the fair value of options granted on their grant dates as prescribed by SFAS No. 123, net earnings for the third quarter of fiscal years 2003 and 2002 would have been reduced by $4.6M and $3.7M, respectively, and net earnings for the first nine months of fiscal years 2003 and 2002 would have been reduced by $15.1M and $12.6M, respectively. Net earnings per basic share for the third quarter of fiscal years 2003 and 2002 would have been $0.40 and $0.28, respectively, and net earnings per diluted share would have been $0.39 and $0.27, respectively. Net earnings per basic share for the first nine months of fiscal years 2003 and 2002 would have been $1.06 and $0.70, respectively, and net earnings per diluted share would have been $1.02 and $0.67, respectively.

VARIAN MEDICAL SYSTEMS REPORTS THIRD QUARTER GROWTH
IN EARNINGS, SALES, NET ORDERS, AND BACKLOG FOR FISCAL 2003

Varian Medical Systems, Inc. and Subsidiary Companies
Consolidated Balance Sheets

(Dollars in thousands)	June 27, 2003	September 27, 2002
	(Unaudited)

Assets
Current assets
Cash and cash equivalents	$210,796	$160,285
Short-term marketable securities	97,008	41,035
Accounts receivable, net	228,503	237,345
Inventories	130,518	123,815
Other current assets	107,847	88,879

Total current assets	774,672	651,359

Property, plant and equipment	233,583	226,324
Accumulated depreciation and amortization	(153,135)	(144,184)

Net property, plant and equipment	80,448	82,140

Long-term marketable securities	65,632	97,529
Goodwill	59,979	59,996
Other non-current assets	24,191	19,253

Total assets	$1,004,922	$910,277

Liabilities and Stockholders’ Equity
Current liabilities
Notes payable	$—	$58
Accounts payable — trade	47,552	45,776
Accrued expenses	215,392	199,836
Product warranty	34,816	30,725
Advance payments from customers	88,784	81,688

Total current liabilities	386,544	358,083
Long-term accrued expenses and other	19,233	20,891
Long-term debt	58,500	58,500

Total liabilities	464,277	437,474

Stockholders’ Equity
Common stock	68,218	67,790
Capital in excess of par value	147,347	115,088
Retained earnings and accumulated other comprehensive loss	325,080	289,925

Total stockholders’ equity	540,645	472,803

Total liabilities and stockholders’ equity	$1,004,922	$910,277